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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):	November 2, 2004

TOR Minerals International, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-17321	74-2081929
(Commission File Number)	(IRS Employer Identification No.)

722 Burleson Street Corpus Christi, Texas	78402
(Address of Principal Executive Offices)	(Zip Code)

(361) 883-5591

(Registrant's Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

___	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
___	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
___	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
___	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02 RESULTS OF OPERATIONS AND FINANCIAL CONDITION

The information in this Current Report and in the accompanying exhibit is being furnished and shall not be deemed "filed" for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

On November 2, 2004, TOR Minerals International, Inc. issued a press release announcing financial results for the quarter ended September 30, 2004. A copy of this press release is attached hereto as Exhibit 99.1.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial Statements of Businesses Acquired. Not applicable.
(b)	Pro Forma Financial Information. Not applicable.
(c)	Exhibits. 99.1 Press Release, dated November 2, 2004, announcing financial results for the quarter ended September 30, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOR MINERALS INTERNATIONAL, INC. _____________________ (Registrant)

Date: November 4, 2004	RICHARD BOWERS
Richard Bowers President and CEO

Date: November 4, 2004	LAWRENCE W. HAAS
Lawrence W. Haas Treasurer and CFO

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated November 2, 2004, announcing financial results for the quarter ended September 30, 2004.

Exhibit 99.1

TOR MINERALS INTERNATIONAL ANNOUNCES

THIRD QUARTER FINANCIALS

Corpus Christi, Texas November 2, 2004 -- TOR Minerals International (NASDAQ: TORM) producer of natural titanium dioxide pigments and specialty aluminas today announced that for the third quarter ended September 30, 2004 it earned $473,000 as compared with a profit of $612,000 in the third quarter of 2003. Results for the nine months ended September 30, 2004 were a profit of $904,000 against a profit of $1,047,000 for the first nine months of 2003. Sales for the nine month period were $21,834,000 as against $16,959,000 a year earlier, an increase of 29% and sales for the quarter were $9,444,000 compared to $7,057,000 for the third quarter of 2003.

Richard L. Bowers, President and C.E.O., said that results were unfavorably impacted by sharp increases in the cost of oil and natural gas, freight, and raw materials during the period. However, he said the company had been compensating for these increases by raising the prices of its products but that the increased selling prices, in most cases, lagged the cost increases.

Mr. Bowers stated that the Company relished the opportunity to commission the new HITOX (Registered Trademark) titanium dioxide expansion in Corpus Christi as the new process will substantially reduce the consumption of natural gas. Commissioning is scheduled to begin the second week in November. He also said that increased alumina mono oxyhydrate capacity would be available at the Netherlands plant by the third week in November. This new capacity is planned, in part, to allow for an expansion in production of the newly developed nano pigments TOR BRITE (Registered Trademark) and TOR COAT (Registered Trademark) introduced in August.

Based in Corpus Christi, Texas, TOR Minerals manufactures pigments in Texas, Malaysia, and the Netherlands which are marketed worldwide.

This statement provides forward-looking information as that term is defined in the Private Securities Litigation Reform Act of 1995, and, therefore, is subject to certain risks and uncertainties. There can be no assurance that the actual results, business conditions, business developments, losses and contingencies and local and foreign factors will not differ materially from those suggested in the forward-looking statements as a result of various factors, including market conditions, general economic conditions, including the risks of a general business slow down or recession, the increasing cost of energy, raw materials and labor, competition, advances in technology, changes in foreign currency rates, freight price increases, commodity price increases, delays in delivery of requirement equipment and other factors.

Contact for Further Information:

David Mossberg

Beacon Street Group Investor Relations

(817) 459-2346

Tables Follow

TOR MINERALS INTERNATIONAL, INC.

CONSOLIDATED CONDENSED STATEMENTS OF INCOME

(Unaudited)

(in thousands, except per share amounts)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2004		2003	2004		2003

NET SALES	$9,444		$7,057	$21,834		$16,959
Cost of products sold	7,683		5,318	16,916		12,607
GROSS MARGIN	1,761		1,739	4,918		4,352
GROSS MARGIN %	18.6%		24.6%	22.5%		25.7%
Selling, administrative and general	1,151		1,063	3,681		3,099
OPERATING INCOME	610		676	1,237		1,253
OTHER INCOME (EXPENSE):
Interest income	1		--	3		--
Interest expense	(79)		(83)	(158)		(205)
Other, net	2		28	(31)		26
INCOME BEFORE INCOME TAX	534		621	1,051		1,074
Taxes	61		9	147		27
NET INCOME	$473		$612	$904		$1,047

Earnings per common share:
Basic	$0.06		$0.09	$0.11		$0.15
Diluted	$0.06		$0.08	$0.11		$0.15

Weighted average common shares and equivalents outstanding:
Basic	7,779		7,119	7,719		7,036
Diluted	8,052	(1)	7,450	8,013	(2)	7,193

(1) 168,000 common shares related to the 200,000 convertible preferred shares outstanding were excluded in the computation of diluted earnings per share as the effect would be antidilutive.

(2) 153,000 common shares related to the 200,000 convertible preferred shares outstanding were excluded in the computation of diluted earnings per share as the effect would be antidilutive.

TOR MINERALS INTERNATIONAL, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

September 30, 2004 and December 31, 2003

(in thousands)

	September 30, 2004	December 31,
	(Unaudited)	2003
ASSETS
Current assets	$14,679	$10,747
Property, plant and equipment, net	16,077	13,470
Goodwill, net	1,815	1,283
Other assets	--	42
Total Assets	$32,571	$25,542

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities	$8,727	$7,978
Long-term debt, excluding current maturities	1,609	1,642
Deferred tax liability	123	--
Total Liabilities	10,459	9,620

Shareholders' equity	22,112	15,922
Total Liabilities & Shareholders' Equity	$32,571	$25,542